Exhibit 4(c)(8)
ELAN CORPORATION, PLC
2004 RESTRICTED STOCK UNIT PLAN
ARTICLE I
INTRODUCTION
          Section 1.1 Introduction and Purpose. The purposes of the Elan Corporation, plc 2004 Restricted Stock Unit Plan (the “Plan”) are (a) to provide an incentive to a broad group of individuals in leadership roles, and to provide a reward mechanism for high performing individuals in the wider employee population, all of whom will serve as Eligible Employees of the Company and its Affiliates, (b) to further align the interests of Eligible Employees with the shareholders of the Company and (c) to establish the Plan as an employees’ share scheme for the purposes of Section 2 of the Companies (Amendment) Act 1983. The Plan seeks to achieve these purposes by granting Restricted Stock Units to Eligible Employees.
ARTICLE II
DEFINITIONS
          Section 2.1 “Account” means the unfunded and unsecured journal entry account established on the books and records of the Company to record an Account Balance.
          Section 2.2 “Account Balance” means, the Restricted Stock Units credited to a Participant’s account, as adjusted in accordance with Article VII to reflect any changes in capitalization and as adjusted to take into account any debit of Units.
          Section 2.3 “Affiliate” means any corporation, partnership, or other organization of which Elan owns or controls, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests.
          Section 2.4 “Annual Meeting” means the annual general meeting of shareholders of the Company.
          Section 2.5 “Board of Directors” or “Board” shall mean the board of directors from time to time of the Company.
          Section 2.6 “Business Day” shall mean any day on which the New York Stock Exchange is open for business.
          Section 2.7 “Change in Control” means:
(a)	The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization;

(b)	The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(c)	A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either (i) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

(d)	Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities (e.g., issued shares). For purposes of this Subsection (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Subsidiary and (ii) a company owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the Ordinary Shares of the Company.
     A transaction shall not constitute a Change in Control if its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s issued shares immediately before such transaction.
     Section 2.8 “Code” means the Internal Revenue Code of 1986 of the United States of America, as amended from time to time.
     Section 2.9 “Committee” means the Leadership Development and Compensation Committee (formerly the Compensation Committee) of the Company, or such other committee of the Board as the Board shall direct.
     Section 2.10 “Company” means Elan Corporation, plc.
     Section 2.11 “Current Market Value” means the market price of a Share for any date as determined by the Committee as follows: (i) if the Shares are listed on a national securities exchange or quotation system, the closing sales price on such exchange or quotation system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, (ii) if the Shares are not listed on a national securities exchange or quotation system, the mean between the high bid and low offered prices as quoted by the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”) for such date, or (iii) if the Shares are neither listed on a national securities exchange or quotation system nor quoted by NASDAQ, the fair value as determined by such other method as the Committee determines in good faith to be reasonable. Whenever possible the determination of Current Market Value shall be determined by reference to the prices quoted on the New York Stock Exchange.
     Section 2.12 “Eligible Employee” means those employees in leadership roles within the Company or its Affiliates as determined by an internal leveling mechanism, or those employees who are deemed to be top performers in the broader employee population. Such persons shall be eligible to be selected by the Committee for awards under this Plan, as determined by the Committee from time to time.
     Section 2.13 “Exchange Act” means the Securities Exchange Act of 1934 of the United States of America, as amended.
     Section 2.14 “Grant” means the crediting of units to a Participant’s Account pursuant to Section 4.1.
Section 2.15 “Grant Date” shall mean the date that Restricted Stock Units are credited to a Participant’s Account pursuant to Section 4.1.
          Section 2.16 “Participant” means each Eligible Employee to whom a Grant of Restricted Stock Units has been made under the Plan.
          Section 2.17 “Payment” means the delivery of Shares to a Participant in accordance with Articles IV and V, and it shall also include any payment made pursuant to Section 10.3.

          Section 2.18 “Plan” means this Elan Corporation, plc 2004 Restricted Stock Unit Plan for Eligible Employees.
          Section 2.19 “Restricted Stock Unit” or “Unit” means a unit representing the Company’s obligation to deliver or issue to a Participant one Share for each such unit in accordance with the terms of the Plan.
          Section 2.20 “Selected Participant” means those Participants selected by the Committee at its discretion, from Participants who hold senior leadership positions within the Company or its Affiliates as determined by an internal levelling mechanism.
          Section 2.21 “Share” or “Shares” means a share in the Company with a par value of 5 Euro cents as represented by one American Depositary Share and evidenced by one American Depositary Receipt.
          Section 2.22 “Subsidiary” means any company, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock (e.g. issued shares) of such company. A company that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.
          Section 2.23 “Units” has the meaning specified in the definition of “Restricted Stock Units”.
          Section 2.24 “Vested” means, with respect to a Restricted Stock Unit credited to a Participant’s Account, that such Unit is no longer subject to forfeiture in accordance with any notice given by the Company to the Participant at the time of the Grant, or any agreement between the Company and the Participant, in accordance with Section 4.1, except, where Section 5 applies, in the event that the Participant fails to call for Payment in respect of such Restricted Stock Units within the relevant time permitted.
ARTICLE III
SHARES SUBJECT TO THE PLAN
          Shares Subject to the Plan. The total number of Shares which may be delivered in Payment of Restricted Stock Units under the Plan shall be 1,500,000 subject to adjustment for changes in capitalization of the Company as provided in subparagraph (b) below. Shares delivered under the Plan may be (i) authorized but unissued Shares, (ii) issued Shares held in or acquired for the Company’s treasury, (iii) Shares acquired by the Company upon purchase in the open market, or (iv) Shares held by a special purpose vehicle for delivery to employees of the Company and its Affiliates pursuant to any share scheme operated by the Company. The limits set in this Article III are subject to adjustment under Article VII.
ARTICLE IV
RESTRICTED STOCK UNITS; OPTIONAL DEFERRAL OF PAYMENT
          Section 4.1 Grants of Restricted Stock Units. The Committee will select which Eligible Employees are to become Participants in the Plan. The Committee shall authorize each Grant under the Plan by determining or approving the number of Restricted Stock Units payable to each Participant. Each Participant shall have an Account established in his or her name. In connection with any Grant, there shall be credited to the Participant’s Account as of the Grant Date, the number of Restricted Stock Units awarded to the Participant. Upon a Grant being made in the name of a Participant, the Participant’s rights with respect to the Restricted Stock Units shall consist solely of any benefits provided pursuant to the Plan. The Grant of Restricted Stock Units does not require any payment by the relevant Participant. The Grant of Restricted Stock Units will be evidenced by a notice given by the Company or by an agreement between the Company and the Participant containing such terms and conditions as the Company shall determine; provided that such terms and conditions shall not be inconsistent with the terms of the Plan. The terms of such notice or agreement may be different for each Participant.
          Section 4.2 Vesting of Restricted Stock Units and Debiting of Accounts. The Company may provide, in the notice given by the Company to the Participant at the time of the Grant, or in the agreement between the Company and the Participant, a vesting schedule for the Restricted Stock Units credited to the Participant’s Account, such that some or all of the Restricted Stock Units credited to the Participant’s Account shall be forfeited if the Participant does not continue in employment with the Company until the vesting of such Units as specified in such notice or agreement. If and when Shares are distributed to a Participant, pursuant to the Plan the Participant’s Account shall be debited with the number of Units equivalent to the number of Shares that have been delivered to him.
          Section 4.3 Termination of Employment. Notwithstanding any other provision of the Plan, in the event that a Participant’s employment with the Company or an Affiliate ceases for any reason, before any (or all) of his Restricted Stock Units have become Vested, as provided in the notice or agreement described in Section 4.2, then all such Restricted Stock Units in the Participant’s Account which are not then Vested shall be forfeited, and no amount or Shares shall be payable with respect to such Units under any provision of this Plan, including any provision of this Article IV.
          Section 4.4 Payment of Shares on Account of Restricted Stock Units. Subject to the application of Article V, unless deferred at the option of the Participant in accordance with Section 4.5(a), or if otherwise modified pursuant to the provisions of this Plan, the Account Balance with respect to a particular Grant will become payable on the date that the Units become Vested in accordance with Section 4.2, and one Share will be delivered in full satisfaction of each Restricted Stock Unit to be paid. The Committee may require that a condition of the delivery for such Shares is that the Participant pays the par value of Shares represented by the relevant Account Balance to the Company prior to delivery of the Shares.
     Section 4.5 Optional Deferral of Payment of Shares.
(a)	Optional Deferral of Payment. Subject to the application of Section 5, as to each Grant, the Committee may allow Selected Participants the option to defer the payment of all or a portion of any Restricted Stock Units for later payment in accordance with Section 4.6 by submitting to the Committee or its designee such forms as the Committee shall prescribe by such date as the Committee may establish. Any such deferral election must be an irrevocable deferral election in such form as the Committee shall prescribe by no later than one year prior to the vesting date for the Restricted Stock Unit (or portion thereof) for which deferral is elected.
(b)	Irrevocability of Deferral Election. Except as provided in Section 4.5(c), an election to defer the payment of all or a portion of a Selected Participant’s Account Balance made pursuant to Section 4.5(a) shall be irrevocable once submitted to the Committee or his or her designee.
(c)	Rescission of Deferral Election Caused by an Adverse Tax Determination. A deferral election may be rescinded at any time if:
(i)	a final determination is made by a court or other governmental body of competent jurisdiction that the election was ineffective to defer income for purposes of U.S. Federal, state, local or foreign income taxation and the time for appeal from this determination has expired, and
(ii)	the Committee, in its sole discretion, decides, upon the Selected Participant’s request and upon evidence of the occurrence of the events described in clause (i) hereof that it finds persuasive, to rescind the election.

     Upon such rescission, the relevant Account Balance will be paid to the Selected Participant as soon as practicable as provided herein.
     Section 4.6 Payment of Shares Optionally Deferred.
(a)	Deferral Election. If a Selected Participant elects, then his or her Account Balance will be paid by the Company, at the time elected by the Selected Participant in accordance with this Section 4.6. The Account Balance shall be paid in a lump sum at the time specified in this Section 4.6 or, if authorized by the Committee and elected by the Selected Participant on the deferral election form, in annual payments over a period of years. If the Account Balance is to be paid in annual payments, then each payment will be calculated as a number of Restricted Stock Units equal to (i) the number determined by dividing the number of Units allocated to the Selected Participant’s Account as of the date of the first payment by the total number of annual payments, plus (ii) the number of any additional Units allocated pursuant to Section 6.1 after the date of the first payment to the Units then payable. The election shall specify the timing of the lump sum payment or (in the case of annual payments) of the first payment, as one of the following: (i) the first day of the month following the month that the Selected Participant’s employment with the Company is terminated or that the Selected Participant dies; (ii) the first day of the month which is any number of whole years selected by the Selected Participant after the date on which the Selected Participant’s Restricted Stock Units become Vested (i.e., without taking into account the possibility of a Selected Participant’s termination of employment, death or disability); or (iii) in any month in the calendar year following the date on which the Selected Participant’s employment with the Company is terminated. For the purposes of this Section 4.6(a) disability means any physical or mental condition of a Participant that in the opinion of the Committee renders the Participant incapable of continuing to be an employee of the Company or an Affiliate.
(b)	Form of Payment. One Share will be delivered in full satisfaction of each Restricted Stock Unit to be paid.
(c)	Death Prior to Payment. If the Selected Participant dies prior to payment of any or all amounts optionally deferred pursuant to this Section 4.6, then the Account Balance will be paid to the Selected Participant’s beneficiary in accordance with the Selected Participant’s election.
ARTICLE V
PAYMENT OF SHARES — IRELAND AND OTHER JURISDICTIONS
     Section 5.1. Application of Section 5. The following provisions of this Article V shall apply in substitution for the provisions of Sections 4.4, 4.5 and 4.6 to all Restricted Stock Units Granted to individuals subject to Irish income tax in respect of the Restricted Stock Units Granted to them and to such other persons or such other jurisdictions as the Committee may determine provided that this Article V will not be applied to United States Participants.
     Section 5.2 Payment of Shares. Subject to Section 5.3 or any other modification pursuant to the terms of this Plan or the agreement entered into between the Company and a Participant, a Participant may call for delivery of the Shares represented by the Account Balance with respect to a particular Grant within 30 days following the date on which such Units become Vested in accordance with Section 4.2 by notifying the Company in such manner and in such form as the Company may, from time to time, determine. A Participant may not call for Payment in respect of part only of the

Restricted Stock Units which have Vested. The Committee may require that a condition of the call for such Shares is that the Participant pays the par value of Shares represented by the relevant Account Balance to the Company prior to delivery of the Shares.
     Section 5.3 Extension of Date of Payment of Shares. On a Grant, the Committee may determine that a Participant who is a Selected Participant will be allowed an extended period after an Account Balance Vests during which he can call for delivery of the Shares represented by such Account Balance. The Committee has absolute discretion to determine (i) which Selected Participants will be granted this extended period, (ii) the length of the period during which such Selected Participant may call for the relevant Shares and (iii) the form and manner in which such call shall be made. If a Selected Participant is allowed an extended period to call for delivery of Shares, such Selected Participant may call for some or all of such shares at any time or times during the extended period, provided that a Selected Participant may not call for Shares in multiples of less than 50 Shares. The Committee may require that a condition of the call for any such Shares represented by an Account Balance is that the Selected Participant pays the par value of Shares represented by the relevant Restricted Stock Units to the Company prior to delivery of the Shares.
     Section 5.4 Delivery of Shares.
(a)	Failure to Call for Payment. If a Participant fails to call for the Shares represented by an Account Balance during the period allowed for such call under Sections 5.2, 5.3 and 5.5(b) the right to make such call will automatically cease at the end of the period and the Participant will have no further right to call for the relevant Shares.
(b)	Form of Payment. One Share will be delivered in full satisfaction of each Restricted Stock Unit to be paid.
     Section 5.5 Cessation of Service
(a)	Death Prior to Payment. If a Participant dies prior to having called for Payment of any or all Restricted Stock Units which Vested on or prior to the date of death, such Participant will be deemed to have called for Payment of all such Vested Units as of the date of death. The relevant Shares will be delivered to the Participant’s personal representative or beneficiary in accordance with the applicable succession laws, or, where legally permissible under the applicable law, in accordance with the Participant’s election.
(b)	Ceasing Employment prior to Payment. If a Participant ceases service with the Company or an Affiliate prior to having called for Payment of any or all of his Restricted Stock Units which Vested on or prior to the date of such cessation, such Participant will have the lesser of 90 days, or, the period permitted under his notice or agreement evidencing the Grant of Units (being either the 30 day period under Section 5.2 or an extended period under Section 5.3), following the date of cessation to call for Payment of all such Vested Units.
ARTICLE VI
BENEFICIARY DESIGNATION
     Section 6.1 Designation of Beneficiary. In such jurisdictions or in respect of such Participants as the Committee determines it is lawful or appropriate, Participants may be permitted to designate, in writing delivered to the Committee or its designee before the Participant’s death, a beneficiary to receive payments under the Plan in the event of the Participant’s death. In such circumstances the Participant may also designate a contingent beneficiary to receive payments under the Plan if the primary beneficiary does not survive the Participant. Such designation of beneficiary will be subject to such terms as the Committee may determine. Any such terms determined by the Committee will be set out in the notice or agreement evidencing the Grant of Restricted Stock Units.
     Section 6.2 Domestic Relations Orders. In such jurisdictions or in respect of such Participants as the Committee determines it is lawful or appropriate, notwithstanding any Participant’s elections pursuant to Section 6.1, at the time any Units become payable under Articles IV and V, the Company will pay to, or to the Participant for the benefit of, the Participant’s spouse or former spouse the portion of the Participant’s Account Balance specified in a valid court order entered in a domestic relations proceeding involving the Participant’s divorce or legal separation. Any such payment will be made net of any amounts the Company may be required to withhold under applicable Irish, U.S. federal, foreign, state or local law.
     Section 6.3 Payment of Cash Where Distribution of Shares is Prohibited or Impractical Under Applicable Law. Notwithstanding any other provision of this Plan, in any jurisdiction or country where the Committee determines that the distribution of Shares in such jurisdiction or country is prohibited or impractical (including as a result of costs or administrative procedures) under the law of such jurisdiction or country, the Company may pay cash (rather than Shares) to a Participant in an amount equal to the Current Market Value, as of the date the Shares otherwise would have been payable, of the Shares that the Participant otherwise would have received.
     Section 6.4 Withholding of Taxes. Whenever under the Plan payments are to be made, whether in Shares or in cash, the Company, in its sole discretion, shall be entitled to withhold the amount it determines necessary to satisfy any Irish, United States federal, state, local, foreign or other withholding tax requirements relating to such amount, or to require as a condition of delivery that the Participant remit, when due, the amount necessary to satisfy all federal, state, local, foreign, or other withholding tax requirements relating thereto. At the option of the Company, subject to compliance with applicable local law, such amount may be remitted by check payable to the Company, in Shares (which may include Shares received pursuant to this Plan), by the Company’s withholding of Shares, or any combination thereof.
ARTICLE VII
ADJUSTMENT OF ACCOUNTS
     Section 7.1 Dividend Equivalents. Whenever a cash dividend is paid on a Share, the Committee may determine, at its discretion, to make a cash payment to a Participant to reflect the cash dividend which would have been payable on the Shares represented by the Units in such Participant’s Account as at the record date for the dividend, but adjusted in accordance with such formula as the Committee may from time to time determine.
     Section 7.2 Changes in Capitalization. Notwithstanding any other provision of the Plan to the contrary, if any change shall occur in or affect Shares on account of a merger, consolidation, reorganization, stock dividend, stock split or combination, reclassification, recapitalization, or distribution to holders of Shares (other than cash dividends), including, without limitation, a merger or other reorganization event in which the Shares cease to exist, then the Committee may at its discretion make an appropriate adjustment to the number of Shares subject to the Plan as set out in Article III and/or the Restricted Stock Units, as it determines necessary to maintain the proportionate interest of the Participants and to preserve, without increasing, the value of the Account Balances. In the event of a change in the presently authorized Shares that is limited to a change in the designation thereof or a change of authorized shares with par value into the same number of Shares with a different par value or into the same number of shares without par value, the shares resulting from any such change shall be deemed to be Shares within the meaning of the Plan.

ARTICLE VIII
STATUS OF ACCOUNTS
     Section 8.1 No Trust or Fund Created; General Creditor Status. Nothing contained herein and no action taken pursuant hereto will be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any Participant, the Participant’s beneficiary or estate, or any other person. Title to and beneficial ownership of any Restricted Stock Units, Shares or funds represented by the Account Balance will at all times remain with the Company; such Restricted Stock Units, Shares or funds will continue for all purposes to be a part of the general assets of the Company and may be used for any corporate purpose. No person will, by virtue of the provisions of this Plan, have any interest whatsoever in any specific assets of the Company. To the extent that any person acquires a right to receive payments from the company under this plan, such right will be no greater than the right of any unsecured general creditor of the company.
     Section 8.2 Non-Assignability. The Participant’s right, or the right of any other person, to the Participant’s Account Balance or any other benefits hereunder cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of beneficiary under this Plan (where permissible), by written will, or by the laws of succession, descent and distribution.
ARTICLE IX
CHANGE IN CONTROL
     In the event of a Change in Control of the Company, the Committee may, in its sole discretion, provide that any or none of the following applicable actions be taken as a result, or in anticipation, of any such event:
(i)	accelerate the Vesting of Restricted Stock Units, or provide for the Payment of Shares or cash pursuant to this Plan;
(ii)	make adjustments or modifications to any award of Units, Participants’ Accounts with respect to an Account, any Payment or right to Payment, or any other right of a Participant hereunder, as the Committee deems appropriate to maintain and protect the rights and interests of the Participants following such Change in Control.
     Any such action approved by the Committee shall be conclusive and binding on the Company and all Participants.
ARTICLE X
ADMINISTRATION OF THE PLAN
     Section 10.1 Administration.
(a)	The Plan shall be administered by the Committee. The Committee shall operate in accordance with the charter setting out the terms of reference and rules of procedure for the Leadership Development and Compensation Committee adopted by the Company on 31 May 2002. If the Board determines that another Committee will administer the Plan, it will determine the terms of reference and procedures to apply to such Committee.

(b)	Subject to the provisions of the Plan and the specific duties delegated by the Board to the Committee, the Committee has, or may delegate, to any executive or other delegate of the Company, the following authority:
(i) to construe and interpret the terms of the Plan;
(ii) to prescribe, amend and rescind rules and regulations relating to the Plan; and
(iii) to make all other determinations deemed necessary or advisable for administering the Plan.
     Section 10.2 Interpretation. The Committee shall have full power and authority to interpret the provisions of the Plan and any agreement or notice made or provided under this Plan, to administer the Plan in all jurisdictions in which the Plan is effective or where there are Participants who are participating in the Plan, to determine how and as of what date any currencies other than United States dollars will be converted into United States dollars, and to determine any and all questions arising under the Plan. The Committee’s decisions shall be final and binding on all Participants in or other persons claiming under the Plan.
     Section 10.3 Payments on Behalf of an Incompetent. If the Committee finds that any person who is at the time entitled to any payment hereunder is a minor or is unable to care for his or her affairs because of disability or incompetency, payment of the Account Balance may be made to anyone found by the Committee to be the authorized representative of such person, or to be otherwise entitled to such payment, in the manner and under the conditions that the Committee determines. Such payment will be a complete discharge of the liabilities of the Company hereunder with respect to the amounts so paid.
     Section 10.4 Corporate Books and Records Controlling. The books and records of the Company will be controlling in the event a question arises hereunder concerning any Account Balance, deferral elections, beneficiary designations, or any other matters.
     Section 10.5 Indemnity. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it. The Company shall indemnify each member of the Board of Directors and the Committee to the fullest extent permitted by law with respect to any claim, loss, damage or expense (including counsel fees) arising in connection with their responsibilities under the Plan.
ARTICLE XI
MISCELLANEOUS PROVISIONS
     Section 11.1 Litigation. The Company shall have the right to contest, at its expense, any ruling or decision, administrative or judicial, on an issue that is related to the Plan and that the Committee believes to be important to Participants, and to conduct any such contest or any litigation arising therefrom to a final decision.
     Section 11.2 Headings Are Not Controlling. The headings contained in the Plan are for convenience only and will not control or affect the meaning or construction of any of the terms or provisions of the Plan.
     Section 11.3 Right to Terminate Employment. Nothing in the Plan or in any notice or agreement evidencing any Grant under the Plan shall confer upon any Participant the right to continue as an employee or a director of the Company or any Affiliate, or affect the right of the Company or any Affiliate to terminate a Participant’s employment at any time, subject, however, to the provisions of any agreement of employment between the Participant and the Company or any Affiliate.

     Section 11.4 Transfer; Leave of Absence. For purposes of the Plan, neither (i) a transfer of an employee from the Company to an Affiliate, or vice versa, or from one Affiliate of the Company to another, nor (ii) a duly authorized leave of absence, shall be deemed a termination of employment.
     Section 11.5 Governmental Regulation. The Company’s obligation to deliver Shares under the Plan is subject to the approval of any governmental authority required in connection with the authorization and issuance of such Shares. In this regard, the Board of Directors may, in its discretion, require as a condition to the issuance of any Shares pursuant to the Plan that a registration statement under the Securities Act of 1933 of the United States of America, as amended, with respect to such Shares to be effective.
     Section 11.6 Governing Law. This Plan will be construed in accordance with and governed by the laws of Ireland.
     Section 11.7 Amendment.
(a)	Amendments in General. The Board, or, if permitted pursuant to Rule 16b-3 under the Exchange Act, the executive committee of the Board, if applicable, may amend, modify or alter the Plan by resolution at any time provided that (i) no amendment may be made that would adversely affect the right of a Participant to his account balance as of the date of such amendment, and (ii) subject to 11.7(b) no amendment modification or alteration may be made to Articles III or IV or Sections 3, 4.1, 4.2, 4.3, 4.5, 4.6, 5.1, 5.2, 5.3, 5.4, 5.5, 7.2 and 9 of the Plan to the advantage of Participants without the prior approval of the shareholders of the Company in general meeting.
(b)	Minor Amendments. The Board may, by resolution, make minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants, the Company or any Affiliates without being required to seek the sanction of shareholders of the Company in general meeting pursuant to Section 11.7(a)(ii).
     Section 11.8 Termination. The Board of Directors, or, if permitted pursuant to Rule 16b-3 under the Exchange Act, the executive committee of the Board, if applicable, may terminate the Plan at any time, provided that no termination will adversely affect the right of a Participant to his or her Account Balance as of the date of such termination.
     Section 11.9 Further Schemes. The Board may operate the Plan for Eligible Employees in any country it deems appropriate and may modify the operation of the Plan or establish further share schemes based on the Plan but modified, to take account of local tax, exchange control or securities laws in overseas territories, provided that any Shares made available under such further schemes are treated as counting against the limits set out in Section 3 of the Plan. Such further schemes may be established as schedules to the Plan, or otherwise as the Board determines.
ARTICLE XII
EFFECTIVE DATE
     The Plan was approved by the shareholders of Elan on June 17, 2004, adopted by the Board on April 23, 2004 and shall be operated as of January 1, 2005.